Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Jason Saragian	Michael McMurray
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Owens Corning Names Chuck Dana to Group President, Building Materials

and Arnaud Genis to Group President, Composites

TOLEDO, Ohio, Dec. 15, 2010— Owens Corning (NYSE: OC) announced today that Chuck Dana has been appointed group president, Building Materials. Arnaud Genis has been appointed group president, Composites, succeeding Dana. Karel Czanderna, currently Building Materials group president, has resigned and will leave the company following a transition period. These changes are effective immediately.

Dana, 55, brings more than 25 years of financial and general management experience to this role. He has contributed in a number of key leadership positions at Owens Corning since joining the company in 1996. Dana has led the company’s global composites business since 2002. He completed the acquisition of the Saint Gobain reinforcements and composite fabrics business in 2007, and delivered outstanding results in a challenging environment.

Genis, 46, comes to the role of Composites group president from his previous position of vice president and managing director, Composites Europe. Genis has been in his current role since the acquisition of the Saint Gobain reinforcements and composite fabrics business in 2007. Prior to the acquisition, he was president of the global reinforcements and textile solutions business. He has more than 20 years of experience in a variety of global composites roles.

Dana and Genis will both report to Mike Thaman, Owens Corning chairman and chief executive officer. “I am extremely pleased with these leadership changes,” said Thaman. “I anticipate that Chuck and Arnaud will continue to drive significant value for our shareholders, customers and employees.”

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. A Fortune 500 Company for 56 consecutive years, Owens Corning is committed to driving sustainability by delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $4.8 billion in 2009 and about 16,000 employees in 28 countries on five continents. Additional information is available at www.owenscorning.com.

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